Exhibit 5.1

BRETT A. REBER RANDEE KOGER DAVID N. HARGER	LAUREN G. HUGHES KENNETH E. CRUMP JR. ROBERT W. WISE (1934-2021)

August 11, 2025

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, KS 67207

Ladies and Gentlemen:

We have acted as special counsel to Equity Bancshares, Inc., a Kansas corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed resale, from time to time, by the selling stockholders identified in the Registration Statement of up to 1,729,783 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”).

In connection with the opinion expressed herein, we have examined copies of the following documents: (i) the Second Amended and Restated Articles of Incorporation of the Company, as amended; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement (but not, except as above stated otherwise, the other Exhibits to the Registration Statement); (iv) relevant resolutions of the board of directors of the Company; and (v) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have also reviewed such questions of law as we have deemed necessary or appropriate.

In our examination, we have assumed the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies; and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records, and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

120 W. KANSAS AVENUE, SUITE B • MCPHERSON, KANSAS 67460 • 620.241.0554 • FAX 620.241.7692

www.wisereber.com

Equity Bancshares, Inc.

August 11, 2025

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Kansas General Corporation Code, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Wise & Reber, L.C. Wise & Reber, L.C.